Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Amendment 1 to Registration Statement (No. 333-164915) on Form S-1 of Fallbrook Technologies Inc. of our report dated June 29, 2009, except for Notes 2, 3, 10, 12, 15 and 16, as to which the date is February 15, 2010, relating to our audits of the consolidated financial statements of Fallbrook Technologies Inc. as of December 31, 2008 and for each of the two years in the period ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the captions “Experts” in the Prospectus.
/s/ McGladrey & Pullen, LLP
San Diego, California
March 25, 2010